EXHIBIT 10.49
Agreement
This personal employment agreement (the “Agreement”) which was written and signed in Allegan, MI on the 25th day of the month of October year 2016

By and between:	Perrigo Israel Pharmaceuticals Ltd. registry number 520037599 having its principal place of business at 29 Lehi street Bnei Brak and its parent company Perrigo Plc.
("Company" or "Perrigo")

Of the first part;

And:	Sharon Kochan Identity certificate no. 023902950 of 1 Daniel Street,
Ramat Gan, Israel
("Executive")
Of the second part;

Whereas:	The executive has been a member of Perrigo Plc Executive Committee since 2007 and the Executive has been working for subsidiaries of Perrigo Plc since August 14, 2001;

Whereas:
the Executive is repatriating from the USA to Israel and Perrigo Plc wishes to employ the Executive in the position of Executive Vice President and President , Branded Consumer Healthcare and International of Perrigo (the ”Position“);

Whereas:	the Executive agrees to be employed in the Position; and

Whereas:	the parties desire to state the entire terms and conditions of the Employee’s employment by the Company, as set forth below.

Therefore it was agreed, declared and stipulated between the parties as follows:

1.	Contents of Agreement

1.1.	The preamble of this agreement constitutes an integral part of it.

1.2.
This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

2.	Employment and Position

2.1.
The Executive’s employment with the Company commence as of September 1st , 2016 (the ”Effective Date“) and shall continue for an unfixed period of time until terminated in accordance with the provisions of this Agreement. Notwithstanding the above, for all other purposes, the Executive’s original date of hire will remain as August 14, 2001.

2.2.	The Executive shall be employed in the Position and shall report to the CEO of Perrigo. (the "Supervisor").

3.	The Executive’s Undertakings and Declarations:

3.1.
To devote his entire working time, know-how, expertise, talent, experience and best efforts to the business and affairs of Perrigo and to the performance of his duties to Perrigo, to perform and discharge well and faithfully, with devotion, honesty and fidelity, his obligations pursuant to his Position, and to comply with all Perrigo disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by Perrigo

3.2.	The Executive undertakes to comply with the proper and safe work procedures as shall be determined by Perrigo.

3.3.
The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non-competition agreement, (ii) do not require the consent of any person or entity, and (iii) shall not utilize during the term of Employee’s employment any proprietary information of any third party, including prior employers of the Employee.

3.4.
The Executive grants consent to the Company, parent and their affiliates, and their employees, wherever they may be located, to utilize and process the Executive’s personal information, including data collected by the Company for purposes related to the Executive’s employment (including information regarding the Executive’s salary, social benefits, evaluation, training and other data (the “Personal Information”). The Executive is aware, understands and hereby consents that the Personal Information which shall be collected, will be kept in the Company’s database, held in Israel and/or abroad, and further consents that Personal Information, may, in whole or in part, be transferred, and further transferred, to databases owned by a parent or any other entity affiliated with the Company, or a third party retained by the Company, parent of affiliates for assisting in human resources administration, whether in Israel or abroad, and may be used by such entities for purposes of human resources management and administration. By signing this Agreement, the Executive declares that he was given the opportunity to ask and request details regarding the Personal Information transfer, as aforesaid, and the Executive understood and accepted this section. The Executive further acknowledges that he was made aware that he is entitled to contact the Company with any question or concern with respect to the Personal Information.

3.5.
Use of the Company’s computers – The Company shall provide the Executive, for the purpose of performing the work, inter alia, with a computer, hardware, software, email etc (hereinafter the “Computer Means”). The Computer Means are the Company’s property and the Company performs actions that include, inter alia, scanning of viruses, monitoring the activities in the computer including entering into the professional e-mailbox that the Company provided to him. The Company shall inform the Executive of the Company’s policy set forth in this matter, and the Executive shall be requested to sign his consent.

4.	Work Hours

4.1.
In general, work for the Company shall be performed on Sunday through Thursday, or Monday through Friday, as the case may be. A regular workweek with the Company shall consist of 43 hours. Saturday shall be the Executive’s recognized rest day.

4.2.
Executive agrees and acknowledges that due to the Executive’s senior managerial position in the Company and the special amount of trust involved in the Position in which the Executive shall be employed the Hours of Work and Rest Law, 1951 (the “Hours of Work and Rest Law”) does not apply to the Executive’s employment. The Executive acknowledges that the set amount of the Monthly Salary (as defined hereunder) agreed upon reflects the requirements of the position to work additional and irregular hours. Therefore, the Executive shall not be entitled to claim or receive payments or any additional pay for overtime working hours, or work performed on Fridays,

Saturdays or Jewish festival holidays. Notwithstanding the foregoing, the Executive shall not generally be required to work on the Executive’s recognized and official rest day or holidays.

4.3.
The Executive shall work at a full time position. Taking into consideration the Executive’s position, the scope of his authorities and the personal faith that is required from him, his work hours cannot be accurately defined.

5.	The Consideration

5.1.	Salary

5.1.1.
In consideration for his work the Executive shall receive a monthly salary of 161,250 NIS. The Executive salary shall be reviewed for increase annually by the Chief Executive Officer, or the Compensation Committee, pursuant to its review policies, if any.

5.1.2.
For the avoidance of doubt it is hereby clarified that all the payments and benefits paid to the Executive according to this Agreement, including severance pay shall be considered solely based on the Executive’s monthly salary, and any payments for commissions, bonus, grants and/or any other payments which shall be paid to the Executive, shall not be taken into account for calculation of these deposits and benefits.

5.1.3.	The salary shall be paid by the 9th of the month, for the previous month.

5.1.4.
The Company will deduct and account for all applicable tax, National Insurance and any other levies required by law from the Executive’s Salary and/or any other rights to which the Executive may entitled to, in accordance with this agreement.

5.2.	Annual Vacation

5.2.1.	The Executive shall be entitled to 23 vacation days per year.

5.2.2.
The Executive is responsible for using the vacation days during the period of his employment, starting from the first year, and he shall be entitled to accumulate it up to two-year maximum. Any unused vacation days that shall be accumulated beyond the two-year quota shall be made void.

5.3.	Sick days
The Executive shall be entitled to sick days according to law. The payment of any sick days shall be made against a medical certificate.

5.4.	Convalescence
The Executive is entitled to the payment of 10 convalescence days a year (Dmei Havraa).

5.5.	Company car

5.5.1.
The Company shall provide the Executive with a leased car for the purpose of his work (and for his private needs). The type of car may vary from time to time based on the company's policy (the “Company Car”).

5.5.2.	The Company shall bear all taxes associated with the value of the monthly use of the Company Car.

5.5.3.
The Executive shall bear any costs in relation to traffic, parking and other fines incurred by him or any of his family members driving the company car. The Executive shall return the vehicle to the Company at the end of the employment relationship and he shall not have any rights of lien with respect to the Company Car.

5.5.4.
For avoidance of any doubt it is clarified that the benefit, that is included in the arrangement for providing the vehicle to the Executive as mentioned above in this document and/or its value – does not and shall not be considered as part of the Executive’s salary for calculating the social benefits and/or others for all intents and purposes.

5.5.5.	For avoidance of any doubt, providing the Company vehicle to the Executive as mentioned – covers and is in lieu of any entitlement to local travel expenses reimbursement.

5.6.	Grants/ Bonus

5.6.1.
The Executive shall participate in the Corporate Management Incentive Bonus Plan (MIB) targeted at 60% of his annual salary and annually in the Long Term Incentive Program (LTI) valued at no less than his last annual grant.

5.6.2.
The Company is entitled to change these plans at its discretion, temporarily or permanently, without this being considered a worsening of employment terms to the extent such change is consistent with changes made to other equivalent members of the Perrigo Plc Executive Committee.

6.	Pension Fund/ Managers’ Insurance

6.1.
The Company and the Executive will obtain Managers Insurance and/or Pension Fund according to the Executive’s choice (“Pension Insurance”). The contribution to the Pension Insurance shall be as follows: (i) the Company shall contribute an amount equal to 6.25% of the Monthly Salary payment for premium payments (the “Company Contribution”) and an additional 8.33% of the Monthly Salary payment for severance payments; and (ii) the Executive shall contribute 5.75% of the Monthly Salary payment toward the premiums payable in respect of a Pension Insurance.

6.2.
The Executive undertakes to notify of his choice of the preferred fund to the company no later than 3 weeks after commencing employment with the Company. In case the Executive will not let the company know of their decision in time, the Company shall insure the Executive with a default comprehensive pension fund to which the company's will pay its share and shall deducted from the Executive's salary his respective share at the rates set forth

6.3.
The Executive hereby instructs the Company to transfer to the Pension Insurance the amounts of the Executive’s and the Company’s contributions from each Monthly Salary payment, on account of the Pension Insurance.

6.4.
In the event the Executive elects to obtain Managers Insurance, the Company Contribution shall include payments toward a Disability Insurance (“Ovdan Kosher Avoda”), which may be included within the Managers Insurance Policy, for the exclusive benefit of the Executive, provided that the Company’s contribution towards premium payments shall not be less than 5%. For the removal of any doubt, it is hereby clarified that the Company Contribution together with any payments towards Disability Insurance shall not exceed 7.5% of the Executive's Monthly Salary.

6.5.
It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Executive all amounts accrued in the Insurance Policy on account of both the Company’s and Executive’s Contributions. However, if the Executive is dismissed under the circumstances defined in Section 16 and/or Section 17 of the Severance Pay Law - the Executive shall not be entitled to any Severance Pay.

6.6.
It is hereby clearly agreed and understood that the amounts accrued in the Pension Insurance Policy on account of the Company’s Contribution shall be in lieu and in full and final substitution of any severance pay the Executive shall be or become entitled to under any applicable Israeli law. This section is in accordance with Section 14 of the Severance Pay Law, and the General Approval of

the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14, a copy of which is attached hereby as Exhibit A.

6.7.
It is hereby clarified that the above mentioned shall not constitute a reason, not to include the Executive in an enhanced severance plan for same level executives in case the Company will implement such plan, and in accordance with the provisions of such plan.

7.	Study Fund
The Company and the Executive shall open and maintain a Keren Hishtalmut (the “Fund”). Company shall contribute to the Fund an amount equal to seven and a half percent (7.5%) and the Executive shall contribute to such Fund an amount equal to two and a half percent (2.5%) of each monthly salary payment.

8.	Group Insurance
Upon commencement of his employment with the Company the Executive shall be entitled to the below insurances. Periodical renewals of these insurances is subject to the Company’s discretion.

8.1.1.	Group life insurance: this insurance shall be financed by the Company.

8.1.2.
Health insurance: for the Executive to choose, if to be insured by this insurance. If the Executive chooses and requested in writing to be insured, this insurance shall be financed by the Company. The tax value of this insurance shall be paid by the Executive.

8.1.3.	Group personal accident insurance: this insurance shall be financed in part by the Company and in part by the Executive.

9.	The Term of the Agreement

9.1.
The Executives Employment under this Agreement shall remain in term for an unfixed period of time. Notwithstanding, either party may terminate the Employee’s employment by providing an 18 months prior written notice (the “Notice Period”).

9.2.
During the first 3 months of said Notice Period, whether notice has been given by the Executive or by the Company the Executive shall continue to render his services to the Company unless instructed otherwise by the Company, and shall cooperate with the Company and use his best efforts to assist in the transition into Perrigo of any person or persons who will assume the Executive’s responsibilities.

9.3.
Notwithstanding the above, the Company has the right according to its discretion, to waive the Executive’s work during the first 3 months of said Notice Period in all or in part with no effect on the Executive Salary or other remunerations during the notice period.

9.4.
The vesting schedule of the Executive stock and options awards that have not vested yet at the end of the Notice Period, would be governed by the relevant Company Policy or Practices as was demonstrated with other Executive Committee members upon termination.

9.5.
Notwithstanding the aforementioned, the Company shall be entitled to terminate this Agreement forthwith with immediate effect, at any time, by providing notice thereof to Executive, where said termination is a termination for Cause (as defined below). In such event, without derogating from the rights of the Company under this Agreement and/or any applicable law, Executive shall not be entitled to any Notice Period or any payment in lieu of any Notice Period.

9.6.
Cause shall include: (i) Executive’s fundamental breach of this Agreement; (ii) the commission by the Executive of a material act of dishonesty or breach of trust resulting or intending to result in personal benefit or enrichment to the Executive at the expense of the Company; (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer confirms to the standard of senior executives of the Company; and (iv) the Executive’s intentional gross misconduct in the performance of his obligations under this Agreement in a manner that causes (or is likely to cause) material harm to the Company.

9.7.
The Executive will be eligible to participate in the Change of Control Severance policy dated June 14, 2016, or the current policy as amended by Board of Directors when the conditions of the policy are met. See policy for full details.

10.	Confidentiality

10.1.	Confidential Information.

10.1.1.
In this Agreement, the term “Information” shall mean any and all any proprietary (non-generic) document, material, idea, data or other information in the Business of the Company which relates to either Company's research and development, trade secrets or business affairs or which is marked as confidential and disclosed by either party to the other for the purposes hereof, and any confidential and/or proprietary information and technology in the Business of the Company related to the Company, in whatever form, including but not limited to any and all proprietary (non-generic) formulae, specifications, prototypes, designs, equipment, samples, analyses, computer programs, trade secrets, data, methods, techniques, developments, processes, procedures, prices, memoranda, notes, marketing, projections and any other data or information (in whatever form), as well as improvements and know-how related thereto, relating to or concerning the Company’s technology, research and development activities and products, and any other commercial, financial and/or technological information in the Business of the Company. Information shall be deemed to include any and all Information which has been or may be disclosed, directly or indirectly, by or on behalf of the Company, irrespective of form. The definition of the term “Information” shall be limited to the Business of the Company.

10.1.2.
“Information” shall not include information that (a) was independently developed by Executive prior to its disclosure by the Company as demonstrated by reasonable and tangible evidence other than through disclosure of such information by the Company to the Executive; (b) was known to the Executive prior to engagement with the Company, and can be so proven by written evidence, except confidential information in the Business of the Company, which was acquired by the Executive during his employment with Employer (c) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of breach of this Agreement by the Executive; (d) was received from another person or entity having no obligation to the Company; (e) is outside the Business of the Company; (f) is approved in writing by the Company for release by the Executive; or (g) must be disclosed pursuant to a valid order issued by a court of or government agency of competent jurisdiction over the Executive, provided that the Executive provides the Company with: (i) prior written notice of such obligation to the extent permitted by law or the relevant jurisdiction; and (ii) the opportunity to oppose such disclosure or obtain a protective order, to the extent practicable and permitted.

10.1.3.
Exceptions (a) through (g) shall not be considered as allowing the Executive to disregard the obligations of confidentiality herein merely because individual portion(s) of the Information may be found within such exceptions.

10.2.	Obligations of Confidentiality.

10.2.1.
The Executive agrees to treat all Information disclosed to him as strictly confidential and not to exploit or make use, directly or indirectly, of such Information without the express written consent of the Company, except for the Purpose. Executive shall assume full responsibility for enforcing this Agreement and shall take appropriate measures with its employees or any other person acting on its behalf, to ensure that such persons are bound by a like covenant of secrecy, including but not limited to informing any employee or other person on behalf of the Executive receiving such Information that such Information shall not be disclosed except as provided herein.

10.2.2.
It is understood and agreed that the disclosure of the Information by the Company shall not grant the Executive any express, implied or other license or rights to patents or trade secrets of the Company or their suppliers, whether or not patentable, nor shall it constitute or be deemed to create a partnership, joint venture or other undertaking. Further, the Executive agree that it shall not remove or otherwise alter any of the Company’s trademarks or service marks, serial numbers, logos, copyrights, notices or other proprietary notices or indicia, if any, fixed or attached to Information or any part thereof. The Executive shall not reverse-engineer, decompile, or disassemble any and all Information disclosed to them under this Agreement. The Executive shall not remove, overprint or deface any notice of confidentiality, copyright, trademark, logo, legend or other notices of ownership or confidentiality from any originals or copies of Information it obtains from the Company.

10.2.3.
If Executive is required to disclose any Information pursuant to the provisions of any relevant law - Executive shall not disclose such information without first notifying the Company of such requirement and cooperating with the Company regarding such disclosure, to the extent permitted by law.

10.2.4.
The undertakings in Sections shall be binding upon the Executive and shall continue for a period of 3 (three) years after termination for any reason of this Agreement, or until earlier permission is specifically granted in writing to the Executive by the Company to release or make use of the Information otherwise than as stated herein.

11.	Intellectual Property Rights.

11.1.	The Executive acknowledges and agrees that all the Information furnished hereunder is and shall remain proprietary to the Company.

11.2.
Executive hereby declares that it has no, and shall have no suit and/or claim of any kind against the Company in any matter relating, whether directly or indirectly, to any intellectual property, the Information, or other information of the Company which shall: (i) come to its knowledge as a result of the Services; and (ii) is directly within the Business of the Company.

11.3.
For the avoidance of doubt, the Company acknowledges it has no claim nor interest to any and all know-how, information and knowledge generally known in science and industry in which the Company operates (without relying on information) or outside the Business of the Company that is acquired by the Executive during the provision of the Services under the Services Agreement or held by the Executive prior to the date of this Agreement, unless stipulated otherwise in the Service Agreement.

11.4.
Without derogating from the above mentioned and excluding information generally known in the science or industry in which the Company operates or information outside the Business of the Company, the Executive hereby declares and confirms: (i) that he does not have any proprietary right, including, without limitation, copyright or other right, relating to any idea, product or any other development of the Company in the Business of the Company, and that all such rights in the Business of the Company belong exclusively to the Company, and (ii) that all rights title and interest in the Business of the Company in and to development and/or products, including, but not limited to, trade secrets and know-how, patents and other rights in the Business of the Company in connection therewith developed or obtained by the Executive (alone or with others) for or on behalf of the Company during the term of this Agreement, are hereby assigned to the Company and shall be the sole and exclusive property of the Company, and the Executive shall execute all documents necessary to assign any patents to the Company and otherwise transfer such proprietary rights to the Company.

11.5.
Upon termination of employment the Executive shall: (i) cease using the Information; (ii) return all notes, copies and extracts thereof of the Information to the Company within 14 business days, except for retaining a copy thereof for evidential purpose only; and (iii) upon request of the Company, certify in writing that the Executive has complied with the obligations set forth in this paragraph.

12.	Non- Competition and Non Solicitation

12.1.
The Executive undertakes – during the period of his employment in the Company and for 6 months after the termination of the Agreement, for any reason and in any manner, not to compete with the Company and not to be in any business relationship of any type and kind, whether directly or indirectly with any of the Company’s competitors, in a manner in which material harm could be created to the Company’s interests. During the employment term, the Executive undertakes not to engage, not to work, not to participate and not to invest (except for purchasing shares traded on the stock exchange) whether directly or indirectly, whether as an agent, as a broker, and whether as a consultant and whether in any service in any business and/or field of engagement that competes with the Company.

12.2.
The Executive undertakes - during the term of his employment with the Company and for a period of six (6) months after termination of employment, for any reason, Executive will not place, solicit or encourage or endeavor to solicit or encourage or cause others to solicit or encourage any employees of the Company or of the Company’s Affiliates to terminate their employment with the Company or with the Company’s Affiliates as applicable.

13.	Exclusivity of Rights

13.1.
It is clear to the Executive and he agrees that the Company has the full proprietary right in any idea and/or invention and/or patent and/or improvement and/or enhancement and/or formula that the Executive shall be involved in and/or that shall reach his knowledge during his employment in the Company, or as a result of his employment in the Company (hereinafter: the “Invention”).

13.2.
The Executive shall notify the Company immediately and in writing of any invention that reached him as a result of his employment or during the period of his employment. The Executive shall help the Company as much as he can, whether during the employment or afterwards, for registering the invention as a patent, as a trademark, or for anchoring the Company’s rights in the invention in any other manner.

13.3.
For the sake of avoiding doubt, it is clarified that the Executive shall not be entitled to any additional consideration or special consideration for fulfilling the provisions in this section, beyond his salary and the terms of employment mentioned in this agreement.

14.	Indemnification. The Company shall provide the Executive with indemnification and D&O insurance to the same extent that the Company provides its other executives.

15.
Governing Law. This agreement shall be governed and construed and enforced in accordance with the internal laws of the State of Israel. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in Israel.

16.	This agreement also constitutes giving a notice to the Executive in accordance with the Notice to the Executive Law (Terms of Employment) 5762- 2002.
Your role at Perrigo is key to the continued success and growth of Perrigo. We appreciate your contributions and thank you for your continued service with Perrigo.

And in witness whereof the parties have signed:

/s/ Sharon Kochan	/s/ Jim Michaud
The Company	The Executive

Exhibit A
General Approval regarding Payments of Employers to a
Pension Fund and Insurance Fund in lieu of the payment of Severance Pay according to the
Severance Pay Law 5723– 1963

By virtue of my authority according to section 14 of the Severance Pay Law 5723– 1963, (hereinafter the “Law”) I confirm that payments that the Employer paid starting from the date this approval was published, for his Executive for comprehensive pension in a pension provident fund which is not an insurance fund as defined in the Income Tax Regulations (Rules for Approving and Managing a Provident Fund) – 1964 (hereinafter: "Pension Fund"), or Executives insurance including the possibility of a pension or a combination of payment to a pension plan and to plan which is not a pension plan in an insurance fund as mentioned above (hereinafter: "Insurance Fund"), including payments he paid while combining payments to a pension fund and to an insurance fund whether there is a pension plan in the insurance fund or not (hereinafter: the "Employer's Payments") shall come instead of severance pay due to the Executive for the salary from which these payments were paid to the fund and which were paid (hereinafter: the "Absolved Salary") provided the all of the following existed:

(1)	The Employer's Payments-

(a)
To the pension fund are not less than 14 1/3% of the Absolved Salary or 12% of the Absolved Salary if the Employer pays for his Executive in addition to this also payments to complete severance pay to a pension provident fund or to an insurance fund in the name of the Executive at the rate of 2 1/3% of the Absolved Salary. If the Employer did not pay in addition to the 12% also 2 1/3% as mentioned, his payments shall come instead of 72% of the severance pay of the Executive, only.

(b)	To an insurance fund that are not less than one of the following:

(1)
13 1/3 % of the Absolved Salary, if the Employer paid in addition to this also payments to ensure monthly income in the event of loss of ability to work, in a plan that was approved by the Supervisor of the Capital Market and Savings in the Finance Ministry at the rate required in order to ensure 75% of the Absolved Salary at least or at a rate of 2.5 % of the Absolved Salary, whichever is the lower of the two (hereinafter: "Payment to Disability Insurance");

(2)
11% of the Absolved Salary, if the Employer paid in addition also Payment to Disability Insurance, and in this event the Employer's payment shall come instead of only 72% of the Executive's severance pay. If the Employer paid in addition to this also payments to supplement severance pay to the severance pay provident fund or insurance fund in the name of the Executive at the rate of 2 1/3% of the Absolved Salary the Employer's payments shall come instead of 100% of the Executive's severance pay.

2.	Not later than three months after the Employer's payments have begun a written Agreement was executed between the Employer and the Executive in which –

(a)
The Executive agreed to the arrangement according to which this approval in the version specifying the Employer's payments to the pension fund and insurance fund respectively. The version of this approval will be included in the mentioned Agreement;

(b)
A waiver of the Employer in advance of any right that he might have to a refund of funds from his payments, unless the Executive's right to severance pay has been denied in a judgment by virtue of section 16 or 17 of the Law or the Executive withdrew funds from the pension fund or the insurance fund not as a result of an Entitling Event. "Entitling Event" shall mean - death, disability or retirement at the age of sixty or more.

3.	This approval does not derogate from the Executive's right to severance pay according to the law, Collective Agreement, Expansion Order or Employment Agreement, for salary beyond the Absolved Salary.

Eliyahu Ishai
The Ministry of Labor and Welfare

We agree to adopt the provisions in the approval above as part of the employment contract.

/s/ Sharon Kochan	/s/ Jim Michaud
The Executive	The Company